ASSET PURCHASE AGREEMENT

by and among

SHREWSBURY MOLDERS, INC.

and

MICRON PRODUCTS INC.

and

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

May 7, 2004

TABLE OF CONTENTS

1. Certain Definitions

2. Purchase and Sale

    2.1.         Purchase and Sale of Acquired Assets

    2.2.        Excluded Assets

    2.3.        Method of Conveyance

    2.4.        Assumed Obligations

    2.5.        Excluded Obligations

3. Purchase Price; Adjustment; Allocation

    3.1.        Purchase Price

    3.2.        Payment of Purchase Price

    3.3.        Post-Closing Purchase Price Adjustment

    3.4.        Allocation of Purchase Price

4. Representations and Warranties of Seller

    4.1.        Corporate Organization

    4.2.        Authorization

    4.3.        No Contravention

    4.4.        Securities Law Matters

    4.5.        Brokers and Finders

    4.6.        Financial Statements

    4.7.        Tax Matters

    4.8.        Inventory

    4.9.        Notes and Accounts Receivable

    4.10.       Acquired Assets; Encumbrances

    4.11.       Intellectual Property

    4.12.       Personal Property Leases

    4.13.       Shrewsbury Lease

    4.14.       Contracts

    4.15.       Insurance

    4.16.       Litigation

    4.17.       Product Warranty

    4.18.       Product Liability

    4.19.       Employees

    4.20.       Environmental, Health, and Safety Matters

    4.21.       Certain Business Relationships With Seller

    4.22.       Absence of Specified Changes

    4.23.       Customers and Suppliers

    4.24.       Consents and Approvals of Governmental Authorities and Others

    4.25.       Compliance With Law; Necessary Authorizations

    4.26.       Disclosure

5. Representations and Warranties of Buyer

    5.1.        Organization

    5.2.        Authorization

    5.3.        No Violation

    5.4.        Brokers and Finders

    5.5.        Consents and Approvals of Governmental Authorities and Others

6.     Information with Respect to ART

    6.1.        Organization of ART

    6.2.        Non-Contravention

    6.3.        Capitalization

    6.4.        Legal Proceedings

    6.5.        No Violations

    6.6.        Financial Statements

    6.7.        No Material Adverse Change

    6.8.        Additional Information

7. Covenants Prior to Closing

    7.1.        Seller’s Covenants

    7.2.        Buyer’s Covenants

    7.3.         Risk of Loss

    7.4.        Buyer’s Access to Facility and Information

8. Conditions to Closing

    8.1.       Conditions to Seller’s Obligations to Close

    8.2.        Conditions to Buyer’s Obligation to Close

9. Closing

    9.1.       Closing and Closing Date

    9.2.        Seller’s Closing Documents

    9.3.        Buyer’s Closing Documents

10. Post-Closing Covenants

   10.1.        Consummation of Transactions: Further Assurances

   10.2.        Payments Due to Other Party

11. Survival of Representations and Warranties; Indemnification

   11.1.        Survival of Representations and Warranties

   11.2.        Indemnification by Buyer

   11.3.        Indemnification by Seller

   11.4.        Indemnification Procedure

   11.5.        Remedies Cumulative

   11.6.        Successors

12. Miscellaneous Provisions

   12.1.        Public Announcements

   12.2.        Dispute Resolution

   12.3.        Construction

   12.4.        Amendment

   12.5.        Waiver of Compliance

    12.6.        Expenses

    12.7.        Notices

    12.8.        Binding Effect; Assignment

    12.9.        Governing Law

    12.10.      Counterparts

    12.11.      Headings

    12.12.      Entire Agreement

    12.13.     Third Parties

    12.14.     Severability

    12.15.     Termination

Exhibit A:            Form of Bill of Sale
Exhibit B:            Form of Employment Agreements
Exhibit C:            Form of Assignment and Assumption Agreement
Exhibit D:            Form of Intellectual Property Assignment and Form of Assignment of Internet Domain Name

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (as it may be amended from time to time, this “Agreement”) is made as of May 7, 2004, by and among SHREWSBURY MOLDERS, INC., formerly known as NEW ENGLAND MOLDERS, INC., a Massachusetts corporation having its principal place of business at 697 Hartford Turnpike, Shrewsbury, MA (“Seller”), MICRON PRODUCTS INC., a Massachusetts corporation having its principal place of business at 25 Sawyer Passway, Fitchburg, MA (“Buyer”), and ARRHYTHMIA RESEARCH TECHNOLOGY, INC., a Delaware corporation having its principal place of business at 25 Sawyer Passway, Fitchburg, MA (“ART”).

        WHEREAS, Buyer desires to purchase from Seller certain assets of Seller, and Seller desires to sell such assets to Buyer, all in accordance with the terms and conditions of this Agreement.

        WHEREAS, Buyer is a wholly owned subsidiary of ART and a portion of the Purchase Price, hereinafter defined, may be paid by the transfer of Arrhythmia Shares, hereinafter defined.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1. Certain Definitions.

        For purposes of this Agreement, the following terms shall have the following meanings:

         1.1.     “Accounts Receivable” shall have the meaning given to that term in Section 2.1(a).

         1.2.     “Action” shall mean any action, claim, dispute, proceeding, arbitration, suit or investigation of any nature whatsoever, or any appeal therefrom.

         1.3.     “Acquired Assets” shall have the meaning given to that term in Section 2.1.

         1.4.     “Affiliate” shall mean with respect to any Person (a) another Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person; (b) any Person that directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of such Person’s voting stock; or (c) another Person fifty percent (50%) or more of any class of the voting stock of which is directly or indirectly beneficially owned or held by such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.5.     “Approval” shall mean any approval, authorization, consent, certificate, license, qualification, franchise, concession, order, grant or permit of or by, or declaration, filing or registration with, any Governmental Authority or other Person.

         1.6.     “Arrhythmia Share” means any share of the common stock, $.01 par value, of Arrhythmia Research Technology, Inc.

         1.7.     “ART” means Arrhythmia Research Technology, Inc., a Delaware corporation, of which Buyer is a wholly owned subsidiary.

         1.8.     “Assigned Contracts” shall have the meaning given to that term in Section 2.1(j).

         1.9.     “Assumed Obligations” shall have the meaning given to that term in Section 2.4.

         1.10.     “Baseline Balance Sheet” shall have the meaning given to that term in Section 4.6.

         1.11.     “Closing” shall have the meaning given to that term in Section 9.1.

         1.12.     “Closing Date” shall have the meaning given to that term in Section 9.1.

         1.13.     “Closing Date Balance Sheet” shall have the meaning given to that term in Section 3.3(a).

         1.14.     “Damages” shall mean any claim, loss, deficiency, Liability, fine, charge, assessment, penalty, reasonable cost or expense (including reasonable attorneys’ fees, costs and expenses) or other damage.

         1.15.     “Disclosure Schedule” shall mean the Disclosure Schedule attached to this Agreement and made a part hereof.

         1.16.     “Equipment” shall have the meaning given to that term in Section 2.1(c).

         1.17.     “Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         1.18.     “Excluded Assets” shall have the meaning given to that term in Section 2.2.

         1.19.     “Financial Statements” shall have the meaning given to that term in Section 4.6.

         1.20.     “GAAP” means generally accepted accounting principles as in effect on the date hereof in the United States.

         1.21.     “Governmental Authority” shall mean any foreign, federal, state, local or other governmental, administrative or regulatory entity, authority, body, agency, court, instrumentality, tribunal or similar Person.

         1.22.     “Included Insurance Policies” shall have the meaning given to that term in Section 2.1(m)

         1.23.     “Intellectual Property” shall have the meaning given to that term in Section 2.1(e).

         1.24.     “Inventory” shall have the meaning given to that term in Section 2.1(b).

         1.25.     “Knowledge” with respect to Seller shall mean the actual knowledge of any of its officers and shareholders after reasonable investigation.

         1.26.     “Laws” shall mean all ordinances, statutes, rules, regulations, codes, judgments, orders, injunctions, writs or decrees of any governmental or political subdivision, Governmental Authority or agency thereof, or any court or similar body established by any such governmental or political subdivision, Governmental Authority or agency thereof.

         1.27.     “Liability” or “Liabilities” shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, secured or unsecured, accrued, fixed, liquidated, absolute or contingent, and whether due or to become due.

         1.28.     “Liability Adjustment” shall have the meaning given to that term in Section 3.3(d).

         1.29.     “Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, restrictive covenant, claim, option, conditional sale contract or other title or interest retention agreement of any kind or nature whatsoever, including any lease, escrow, security or other deposit, right of redemption, chattel mortgage or collateral security arrangement.

         1.30.     “Losses” shall have the meaning given to that term in Section 11.2.

         1.31.     “Material Adverse Effect” shall mean any material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, or any material adverse effect on the business, assets, working capital, financial condition, future prospects or results of operations of Seller, or on Seller’s relationships with customers, vendors or regulatory authorities.

         1.32.     “Net Purchase Price” shall have the meaning given to that term in Section 3.1.

         1.33.     “Motor Vehicles” shall have the meaning given to that term in Section 2.1(d).

         1.34.     “Ordinary Course” shall mean any transaction that constitutes a normal day-to-day business activity of Seller, conducted in a commercially reasonable and businesslike manner and consistent with Seller’s past practices.

         1.35.     “Permitted Liens” shall mean (a) the Liens described or referred to in Section 2.3(b) of the Disclosure Schedule, and (b) Liens for current taxes and assessments not yet due and payable.

         1.36.     “Person” shall mean a corporation, association, general or limited partnership, limited liability company, limited liability partnership, organization, business, joint venture, individual, sole proprietorship, government or political subdivision thereof or a governmental agency.

         1.37.     “Personal Property Leases” shall have the meaning given to that term in Section 2.1(h).

         1.38.     “Purchase Price” shall have the meaning given to that term in Section 3.1.

         1.39.     “Purchase Price Adjustment” shall have the meaning given to that term in Section 3.3(c).

         1.40.     “Records” shall have the meaning given to that term in Section 2.1(f).

         1.41.     “Representative” with respect to any Person shall mean any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, contractor, subcontractor, consultant or other authorized agent or representative of such Person.

         1.42.     “SEC Filing” shall have the meaning given to that term in Section 6.6.

         1.43.     “Shareholders” means, collectively, Claire B. Beauregard, Carl R. Beauregard, and Wayne E. Bugley.

         1.44.     “Tax(es)” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.45.     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.46.     “Transfer” shall mean transfer, sell, convey, assign or deliver.

         1.47.     “Transferred Approval” shall have the meaning given to that term in Section 2.1(k).

         1.48.     “Transfer Taxes” shall have the meaning given to that term in Section 2.3(c).

2.     Purchase and Sale.

         2.1.     Purchase and Sale of Acquired Assets.

        On the terms of and subject to the conditions set forth in this Agreement, Seller agrees to Transfer to Buyer, and Buyer agrees to purchase from Seller and accept delivery of, all of Seller’s right, title and interest in and to all of the assets of Seller set forth below, other than the Excluded Assets, all as the same shall exist on the Closing Date (collectively, the “Acquired Assets”). The Acquired Assets shall include the following:

         (a)     except as set forth in Section 2.1(a) of the Disclosure Schedule, all trade accounts receivable and rights to payment for goods sold by Seller existing on the date of Closing and resulting from sales made by the Seller to its customers, including, without limitation, all instruments pertaining thereto, all guaranties and security therefor, all goods giving rise to such accounts and the rights pertaining to such goods, including rights of stoppage in transit and all related insurance proceeds (collectively the “Accounts Receivable”);

         (b)     except as set forth in Section 2.1(b) of the Disclosure Schedule, all inventories, including packaging materials, supplies, raw materials, manufactured and purchased parts, work-in-progress and finished products, including but not limited to such inventories set forth in Section 2.1(b)(1) of the Disclosure Schedule (collectively, the “Inventory”);

         (c)     except as set forth in Section 2.1(c) of the Disclosure Schedule, all tooling, molds, machinery, equipment, spare parts, and office equipment owned by Seller, including but not limited to such tooling, molds, machinery, equipment, spare parts, and office equipment set forth in Section 2.1(c)(1) of the Disclosure Schedule (collectively, the “Equipment”);

         (d)     except as set forth in Section 2.1(d) of the Disclosure Schedule, all automobiles, trucks, tractors, trailers and other motor vehicles (collectively, the “Motor Vehicles”);

         (e)     except as set forth on Schedule 2.1(e) of the Disclosure Schedule, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks (including all of Seller’s right to use the name “New England Molders” or any derivative thereof), trade dress, logos, domain names (including but not limited to “www.newenglandmolders.com”), trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (collectively, the “Intellectual Property”);

         (f)     the following books, records, and other data of Seller: originals or copies of all customer lists and data, vendor, and supplier lists and data, Accounts Receivable schedules and records, Inventory schedules and records, sales data for the two-year period prior to Closing and all plant operating manuals and machinery and equipment procedure manuals (collectively, the “Records”);

         (g)     except as set forth in Section 2.1(g) of the Disclosure Schedule, all claims, deposits, prepayments, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupments;

         (h)     except as set forth in Section 2.1(h) of the Disclosure Schedule, all rights of Seller under all leases of personal property (the “Personal Property Leases”);

         (i)     subject to obtaining the lessor’s consent to the assumption and amendment of said lease, all rights of Seller as lessee under a certain Commercial Lease, dated June 4, 1997, between Neon Realty Trust and Seller (the “Shrewsbury Lease”) for land and building at 697 Hartford Turnpike, Shrewsbury, MA;

         (j)     all of Seller’s right, title and interest in and to the agreements, contracts and instruments set forth on Section 2.1(j) of the Disclosure Schedule (the “Assigned Contracts”);

         (k)     all right, title and interest of Seller in and to all Approvals, to the extent they are transferable, including, without limitation, applications therefor, which are held by or have been granted to, or have been applied for, by Seller (the “Transferred Approvals”) set forth on Section 2.1(k) of the Disclosure Schedule;

         (l)        all of the Seller’s rights with respect to all tooling, molds, machinery, equipment, and spare parts owned by customers of the Seller which, in the Ordinary Course, are in the possession of the Seller and used in the Seller’s business;

         (m)        all right, title and interest in and to the insurance policies set forth on Section 2.1(m) of the Disclosure Schedule (the “Included Insurance Policies”); and

         (n)        all right, title and interest in and to the telephone number (508) 842-2002.

2.2.     Excluded Assets.

        Seller shall not transfer, and Buyer shall not purchase the following assets of Seller (the “Excluded Assets”):

         (a)     subject to the provisions of Section 8.2 regarding the obligation of Seller to change its corporate name, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

         (b)     all real property owned or leased by Seller except for the Shrewsbury Lease;

         (c)     all cash and cash equivalents in hand, in banks or in transit for the account of Seller and all marketable securities of Seller;

         (d)     all insurance policies maintained by Seller, except the Included Insurance Policies;

         (e)     any prepaid items relating to insurance (casualty, employees and workers compensation), bid and performance bonds, and letters of credit, except those prepaid items relating to the Included Insurance Policies;

         (f)     all rights to tax refunds and credits, including any interest in respect thereof;

         (g)     all rights and interests under, and all assets of, any employee benefit or welfare plan maintained by Seller;

         (h)     all tax returns and all worksheets, notes, files or documents primarily related thereto, wherever located, except as provided herein, all personal records, and all documents subject to attorney/client privilege or any other applicable privilege; and

         (i)     the items set forth in Section 2.2(i) of the Disclosure Schedule.

2.3.     Method of Conveyance.

         (a)     Upon payment of that portion of the Purchase Price payable on the Closing Date, the Transfer by Seller of the Acquired Assets to Buyer in accordance with Section 2.1 shall be effected on the Closing Date by Seller’s execution and delivery of one or more bills of sale, assignments, and other instruments of conveyance and transfer, all of which are identified in Section 8.

         (b)     At the Closing, Seller shall Transfer to Buyer good and valid title to all Acquired Assets and exclusive possession of all of the Acquired Assets free and clear of any and all Liens, except for Permitted Liens, and subject only to the Assumed Obligations.

         (c)     Buyer shall be responsible for and shall pay all transfer taxes, sales and use taxes, and documentary stamps (collectively, “Transfer Taxes”), payable by reason of the purchase and sale of the Acquired Assets hereunder or Buyer’s assumption of the Assumed Obligations hereunder.

2.4.     Assumed Obligations.

        At the Closing, Buyer shall assume all of the Liabilities of Seller (the “Assumed Obligations”) which are listed on Section 2.4 of the Disclosure Schedule, if any.

2.5.     Excluded Obligations.

        Buyer shall not assume or have any responsibility whatsoever with respect to any Liability of Seller not included within the definition of Assumed Liabilities. Without limitation of the foregoing, the definition of Assumed Liabilities does not include debts; accounts payable; indebtedness for borrowed money, including but not limited to any indebtedness owed by Seller to its lenders or Shareholders; amounts owed in respect of local, state, or federal taxes; any Liability arising out of or with respect to the employment of any Person by Seller, including but not limited to any severance, wages accrued for periods prior to the Closing, unpaid vacation or sick leave, or other amounts owed to employees or former employees of Seller upon termination of employment or otherwise, or with respect to any pension, profit sharing, retirement, employee benefit, or similar plan or arrangement; any Liability relating to environmental matters, including without limitation, any Liability attaching to Seller’s premises or assets, or relating to the ownership or operation thereof, as a result of any hazardous substance that may have been discharged on or released from any such premises or disposed of on-site or offsite; and any Liability of Seller arising out of or with respect to any product manufactured, sold, leased, or delivered by Seller, including but not limited to warranty or product liability claims.

2.6.     Employees.

        Seller shall terminate the employment of all of Seller’s employees effective as of the Closing Date. Buyer, except as otherwise provided herein, may offer employment to any, all, or none of Seller’s current employees, in its sole discretion.

3.     Purchase Price; Adjustment; Allocation.

         3.1.     Purchase Price.

        The aggregate purchase price to be paid by Buyer to Seller for the Acquired Assets to be Transferred by Seller to Buyer pursuant to this Agreement, shall be One Million Five Hundred Thousand Dollars ($1,500,000) (the “Net Purchase Price”) and shall be adjusted upward or downward by the amount of the Purchase Price Adjustment (as so adjusted, the “Purchase Price”).

         3.2.     Payment of Purchase Price.

        The Purchase Price shall be paid in the following manner:

         (a)     At the Closing, Buyer shall deliver to Seller: (i) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer, the amount of Nine Hundred Thousand Dollars ($900,000), and (ii) at the option of Buyer, either: (x) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer the amount of One Hundred Thousand Dollars ($100,000), (y) that number of Arrhythmia Shares, rounded to the nearest whole share, equal to the quotient of One Hundred Thousand Dollars ($100,000) divided by the average closing price of an Arrhythmia Share on the American Stock Exchange for the ten trading days ending on and including the trading day immediately preceding the Closing (the “Closing Date Price”), or (z) any combination of cash and Arrhythmia Shares equaling, in the aggregate, total consideration of $100,000.

         (b)     On the first business day which is ninety (90) days after the Closing, (the “First Installment Date”) Buyer shall deliver to Seller: (i) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer, an amount equal to Two Hundred Thousand Dollars ($200,000), plus or minus the Purchase Price Adjustment, if any, minus the Liability Adjustment, if any, and (ii) at the option of Buyer, either: (x) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer an amount equal to One Hundred Thousand Dollars ($100,000) minus the Liability Adjustment, if any, (y) that number of Arrhythmia Shares, rounded to the nearest whole share, equal to the quotient of an amount equal to (A) One Hundred Thousand Dollars ($100,000), minus (B) the Liability Adjustment, if any, divided by the average closing price of an Arrhythmia Share on the American Stock Exchange for the ten trading days ending on and including the trading day immediately preceding the First Installment Date, or (z) any combination of cash and Arrhythmia Shares equaling, in the aggregate, total consideration of $100,000 minus the Liability Adjustment, if any.

         (c)     On the first business day which is ninety (90) days after the First Installment Date (the “Second Installment Date”), Buyer shall deliver to Seller, at the option of Buyer, either: (i) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer, an amount equal to One Hundred Thousand Dollars ($100,000) minus the Liability Adjustment, if any, (ii) that number of Arrhythmia Shares, rounded to the nearest whole share, equal to the quotient of an amount equal to (1) One Hundred Thousand Dollars ($100,000), minus (2) the Liability Adjustment, if any, divided by the average closing price of an Arrhythmia Share on the American Stock Exchange for the ten trading days immediately preceding the Second Installment Date, or (iii) any combination of cash and Arrhythmia Shares equaling, in the aggregate, total consideration of $100,000 minus the Liability Adjustment, if any.

         (d)     On the first business day which is ninety (90) days after the Second Installment Date (the “Third Installment Date”), Buyer shall deliver to Seller, at the option of Buyer, either: (i) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer, an amount equal to One Hundred Thousand Dollars ($100,000) minus the Liability Adjustment, if any, (ii) that number of Arrhythmia Shares, rounded to the nearest whole share, equal to the quotient of an amount equal to (1) One Hundred Thousand Dollars ($100,000), minus (2) the Liability Adjustment, if any, divided by the average closing price of an Arrhythmia Share on the American Stock Exchange for the ten trading days ending on and including the trading day immediately preceding the Third Installment Date, or (iii) any combination of cash and Arrhythmia Shares equaling, in the aggregate, total consideration of $100,000 minus the Liability Adjustment, if any.

         (e)     On the first business day immediately succeeding the first anniversary of the Closing Date, if the average closing price of an Arrhythmia Share on the American Stock Exchange for the ten trading days ending on and including the trading day immediately preceding the anniversary of the Closing (the “Adjustment Date Price”) is less than the Closing Date Price, Buyer shall deliver to Seller that number of Arrhythmia Shares rounded to the nearest whole share, equal to the product of (i) an amount equal to the number Arrhythmia Shares delivered at the Closing pursuant to Section 3.2(a), times (ii) the quotient of (A) an amount equal to the difference between (x) the Closing Date Price and (y) the greater of $10.00 or the Adjustment Date Price, divided by (B) the greater of $10.00 or the Adjustment Date Price. Micron may elect to deliver cash in lieu of all or any of the Shares to be delivered pursuant to this Section 3.2(e).

         (f)     Notwithstanding the foregoing, if the Purchase Price Adjustment shall require a downward adjustment of the Purchase Price which exceeds $200,000 (the amount of such downward adjustment in excess of $200,000 referred to as the “Carryover Purchase Price Adjustment”), the amount of the Carryover Purchase Price Adjustment shall serve to reduce amounts payable to Seller under this Section 3.2 in order of the payment until such time as the Carryover Purchase Price Adjustment less aggregate reductions in the amounts of subsequent installments shall be equal to $0. By way of example if the Purchase Price Adjustment requires a downward adjustment of the Purchase Price by $400,000, the amount of the Carryover Purchase Price Adjustment would be $200,000, and the amount payable on the First Installment Date would be $0, the amount payable on the Second Installment Date would be $0, and on the Third Installment Date the Buyer would deliver to Seller, at the Buyer’s option, either (i) by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer the amount of One Hundred Thousand Dollars ($100,000), or (ii) that number of Arrhythmia Shares, rounded to the nearest whole share, equal to the quotient of One Hundred Thousand Dollars ($100,000) divided by the average closing price of an Arrhythmia Share on the American Stock Exchange trading days ending on and including the trading day immediately preceding the Third Installment Date.

3.3.     Post-Closing Purchase Price Adjustment; Liability Adjustment.

         (a)     Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet as of the Closing Date, satisfactory in form and substance to Buyer and its accountants, prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Baseline Balance Sheet (the “Closing Date Balance Sheet”), and a certificate of Seller certifying that the Closing Date Balance Sheet has been prepared in accordance with GAAP and on a basis consistent with that previously used in preparing the Baseline Balance Sheet and presents fairly the financial condition of Seller as of the Closing Date.

         (b)     If and to the extent that the book value of the Acquired Assets reflected on the Closing Date Balance Sheet is less than the book value of the Acquired Assets reflected on the Baseline Balance Sheet, the Net Purchase Price shall be adjusted downwards on a dollar-for-dollar basis by the amount of such shortfall. If and to the extent that the book value of Acquired Assets reflected on the Closing Date Balance Sheet exceeds the book value of the Acquired Assets on the Baseline Balance Sheet, the Net Purchase Price shall be adjusted upwards on a dollar-for-dollar basis by the amount of such excess.

         (c)     The amount of the adjustment to the Net Purchase Price pursuant to Section 3.3(b) above is referred to as the “Purchase Price Adjustment” and shall be represented as a negative number if the Net Purchase Price is to be adjusted downward and a positive number if the Net Purchase Price is to be adjusted upward.

         (d)        If and to the extent the Buyer incurs any Liability at any time prior to the Third Installment Date with respect to or arising out of any product manufactured, sold, leased, or delivered by Seller prior to the Closing Date or with respect to or arising out of the employment, prior to the date hereof, of any Person by Seller, the amount payable on the First Installment Date, the Second Installment Date, and/or Third Installment Date, as the case may be, shall be adjusted downwards on a dollar-for-dollar basis by the amount of any such Liability as of the First Installment Date, the Second Installment Date, and/or Third Installment Date, as the case may be (the “Liability Adjustment”).

         3.4.     Allocation of Purchase Price.

        The Purchase Price shall be allocated among the Acquired Assets being purchased hereunder in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and as the parties hereto may mutually agree. Buyer and Seller agree to report the transaction contemplated by this Agreement for federal and state income tax purposes in accordance with such allocation of the Purchase Price; provided, that such allocation is acceptable to ART’s outside auditor and audit committee.

4.     Representations and Warranties of Seller.

        Seller hereby represents and warrants to Buyer and ART that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (and as to Subsection 4.4 shall also be correct and complete on each of the First Installment Date, the Second Installment Date and the Third Installment Date).

         4.1.     Corporate Organization.

        Seller is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts. Seller has the requisite corporate power and authority to own the Acquired Assets and to carry on its business, as the same is now being conducted. Except as set forth in Section 4.1 of the Disclosure Schedule, Seller has no subsidiaries or Affiliates. The Shareholders collectively own all of the outstanding shares of the Seller.

         4.2.     Authorization.

        Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Seller has taken all necessary corporate action required by Law, Seller’s Articles of Organization, as amended, and by-laws, as amended, or otherwise to be taken by Seller to authorize Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been, and the instruments of transfer, assignment and conveyance, and other agreements, referred to in Section 8 will be, duly and validly executed and delivered by Seller, and this Agreement constitutes, and such instruments and other agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

         4.3.     No Contravention.

        Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization, as amended, or the by-laws, as amended, of Seller, (ii) be in conflict with, or constitute a material default under, or result in the termination or invalidity of any of the Assumed Obligations, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, upon any of the Acquired Assets, (iv) violate any Law of any Governmental Authority applicable to Seller or any of the Acquired Assets, or (v) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Buyer and Seller to consummate the transactions contemplated by this Agreement.

         4.4.     Securities Law Matters.

         (a)     Seller is acquiring the Arrhythmia Shares hereunder for its own account for investment and with no present intention of distributing any of such Arrhythmia Shares in violation of the Securities Act of 1933, as amended. Nothing contained herein is intended to limit or restrict the Seller’s reliance on the tacking of holding periods under Rule 144 of the Securities Act of 1933, as amended, or otherwise in the event the Arrhythmia Shares are hereafter distributed on a pro rata basis to the Shareholders provided an opinion reasonably acceptable to the Buyer is furnished prior to such transfer that such distribution is exempt from the registration requirements of the Securities Act of 1933, as amended, and each Shareholder receiving any of such Arrhythmia Shares has executed and delivered such further representations and agreements as may be requested to ensure compliance with applicable securities laws;

         (b)        Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third Person, with respect to any of the Arrhythmia Shares;

         (c)        Seller will not, directly or indirectly, voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Arrhythmia Shares, except in compliance with the Act and the rules and regulations promulgated thereunder;

         (d)        Seller represents that: (i) the Buyer has made available to it and its Affiliates and advisors all information which it, its Affiliates and advisors deemed material to making an informed investment decision in connection with its acquisition of the Arrhythmia Shares including without limitation the ART SEC Filing (as hereinafter defined); (ii) the Seller is in a position regarding ART which, based upon economic bargaining power has enabled the Seller to obtain information from the Buyer and ART necessary to evaluate the merits and risks of an investment in the Arrhythmia Shares. Further, the Seller represents that no statement, printed material or inducement was given or made by the Buyer or ART or anyone on its behalf which is contrary to the information disclosed to it. Seller and its Affiliates and advisors have had a reasonable time prior to the Closing to ask questions and receive answers from the management of the Buyer and ART regarding the Arrhythmia Shares, the business of Buyer and ART and the terms of the transactions contemplated hereunder, and to obtain any additional information requested relevant to the transactions contemplated herein including the Arrhythmia Shares;

        (e)        Seller has, in connection with its decision to accept the Arrhythmia Shares as a portion of the consideration hereunder, relied solely upon the documents described in Section 6 and the representations and warranties of the Buyer and ART contained herein and no statement, printed material or inducement was given or made by the Buyer or ART or anyone on their behalf which is contrary to the information disclosed to it;

        (f)        Seller will notify the Buyer immediately if any representation hereunder shall become false in any materials respect;

        (g)        Seller understands that (i) the Arrhythmia Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws; (ii) the Seller may not sell such securities unless they are registered or are exempt from registration under the Securities Act of 1933, as amended, and any applicable state securities laws; (iii) ART will place stop transfer instructions against the Arrhythmia Shares to restrict the transfer thereof; (iv) the Buyer and ART have no obligations to register the Arrhythmia Shares or assist the Seller in obtaining an exemption from the various registration requirements; (v) neither the Arrhythmia Shares nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and/or state securities laws or unless an exemption from registration under such laws, in the opinion of counsel reasonably satisfactory to counsel for the Buyer, is available; and (vi) the Arrhythmia Shares and any other securities issued in respect of the Arrhythmia Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend in substantially the following form:

The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be sold, transferred, pledged or otherwise disposed of in the absence of registration under the Act, or an exemption therefrom under the Act or such laws and the rules and regulations thereunder;

        (h)        The Seller (i) is familiar with the nature and extent of the risks inherent in investments in unregistered securities and in the business in which ART and the Buyer are engaged and intends to engage; (ii) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Arrhythmia Shares; and (iii) has obtained, in its judgment, sufficient information from the Buyer and ART to evaluate the merits and risks of an investment in ART.

         4.5.     Brokers and Finders.

        No Person has been authorized by Seller, or by anyone acting on behalf of Seller, or any of its officers, directors, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such a manner as to give rise to any valid claim against Buyer or Seller for any broker’s or finder’s fee or commission or similar type of compensation, and Seller shall hold Buyer harmless from any breach of this representation and be solely responsible for paying any broker’s, or finder’s fee or commission or similar type of compensation arising out of the transactions contemplated by this Agreement.

         4.6.     Financial Statements.

        Section 4.6 of the Disclosure Schedule sets forth (i) a reviewed balance sheet of Seller as of December 31, 2003 (the “Baseline Balance Sheet”); (ii) reviewed balance sheets and statements of income, changes in stockholders equity and cash flow as of and for the fiscal years ended December 31, 2000, 2001, 2002, and 2003 ; (collectively, the “Financial Statements”) and (iii) balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the three (3) months ended March 31, 2004 (the “Most Recent Fiscal Month End”) for the Seller. The Financial Statements and the Most Recent Financial Statements present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete) provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Seller has no Liability (and there is no basis for any present or future action, suit proceeding, hearing, investigation, charge complaint, claim or demand against any of them giving rise to any Liability) except for Liabilities set forth on the face of the Baseline Balance Sheet (rather than in any notes thereto) and Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course (none of which results from, arises out of relates to is in the nature of or was caused by any breach of contract, breach of warranty, tort infringement or violation of law.

         4.7.     Tax Matters.

        Seller has duly and timely filed all Tax Returns that it was required to file by applicable Laws. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability for any Tax of Seller either (a) claimed or raised by any Governmental Authority, or (b) as to which Seller has Knowledge based upon personal contact with any agent of any Governmental Authority. Section 4.7 of the Disclosure Schedule lists all Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to the Buyer correct and complete copies of Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2000. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The unpaid Taxes of Seller did not, as of the Most Recent Fiscal Month End, exceed the reserve for any Liability for Taxes set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

         4.8.     Inventory.

        The Inventory reflected on the Baseline Balance Sheet and the Closing Date Balance Sheet has been and will be determined in a manner in accordance with Seller’s internal accounting practices and, if audited, in accordance with GAAP. All Inventory is saleable in the Ordinary Course, is fit for the purpose for which it was procured or manufactured, and none is non-marketable, obsolete, damaged, or defective. For purposes of this paragraph, “non-marketable” items shall include items of finished products, raw materials, work in process and packaging materials that (i) cannot reasonably be sold or used in a finished product which can reasonably be sold (based on quantities sold or used, as the case may be, in the most recent twelve months) through regular channels (as distinguished from distress channels) within their unexpired shelf life, if applicable, or within twelve months after the Closing, whichever is shorter, and (ii) that are discontinued items.

         4.9.     Notes and Accounts Receivable.

        All notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current (not older than 90 days) and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

         4.10.     Acquired Assets; Encumbrances.

        Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted and all of such assets necessary for the conduct of the business of the Seller as presently conducted are included in the Acquired Assets. Each such tangible asset is free from defects and has been maintained in accordance with normal industry practice, is in good operating condition and repair and is suitable for the purposes for which it is presently used.

        The tooling, molds, machinery, equipment, and spare parts owned by customers of the Seller included in the definition of the Acquired Assets are all of the tooling, molds, machinery, equipment, and spare parts owned by customers of the Seller in the possession of the Seller and used in the Seller’s business and such tooling, molds, machinery, equipment, and spare parts owned by customers of the Seller are in good operating condition and repair and are suitable for the purposes for which they are presently used.

        Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets shown on the Baseline Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course since the date of the Baseline Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restrictions on assignment or transfer.

         4.11.     Intellectual Property.

        Seller owns or has adequate licenses, grants, or other rights to use all of the Intellectual Property. There are no claims or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller asserting that its use of any of the Intellectual Property infringes the rights of any other Person.

         4.12.     Reserved.

         4.13.     Shrewsbury Lease.

        The Shrewsbury Lease is legal, valid, binding, enforceable and full force and effect. The Shrewsbury Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereunder, and no consent of any Person is required to consummate the transaction contemplated hereunder, including the assignment of Seller’s interest under the Shrewsbury Lease to Buyer. No party to the Shrewsbury Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder and there are no disputes, oral agreements or forbearance programs in effect as to the Shrewsbury Lease. No party to the Shrewsbury Lease has repudiated any provision thereof. The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold with respect to the Shrewsbury Lease. The Shrewsbury Lease is not subject to any Lien with respect to the premises thereunder.

         4.14.     Contracts.

        Section 4.14 of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party:

         (a)     any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

         (b)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, or involve consideration in excess of $10,000;

         (c)     any agreement concerning a partnership, joint venture or power of attorney;

         (d)     any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

         (e)     any agreement concerning confidentiality or noncompetition;

         (f)     any agreement involving Seller’s Shareholders and their Affiliates (other than Seller);

         (g)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former shareholders, directors, officers, and employees;

         (h)     any collective bargaining agreement;

         (i)     any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

         (j)     any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

         (k)     any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Seller; or

         (l)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

        Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.14 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         4.15.     Insurance.

        Section 4.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

         (a)     the name, address, and telephone number of the agent;

         (b)     the name of the insurer, the name of the policyholder, and the name of each covered insured;

         (c)     the policy number and the period of coverage;

         (d)     the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         (e)     a description of any retroactive premium adjustments or other loss-sharing arrangements.

        With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         4.16.     Litigation.

        Section 4.16 of the Disclosure Schedule sets forth each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, award, decree, ruling, or charge, or (b) is a party or is threatened to be made a party to any Action of, in, or before any Governmental Authority or other Person. None of the Actions set forth in Section 4.16 of the Disclosure Schedule could result in a Material Adverse Effect. Except as set forth in Section 4.16 of the Disclosure Schedule, there are no Actions (including Actions with respect to products liability), at law or in equity or both, by or before any domestic or, to the best of Seller’s knowledge, foreign Governmental Authority or government or arbitration tribunal, board, bureau, authority or commission pending or, to the best of Seller’s knowledge, threatened against or involving Seller, any of the Acquired Assets or any of the Assumed Obligations, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. With respect to each Action set forth in Section 4.16 of the Disclosure Schedule, Seller has obtained a written release of Seller, Buyer, and ART with respect to any such Action, in a form satisfactory to Buyer and ART.

         4.17.     Product Warranty.

        Except as set forth in Section 4.17 of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and has been accepted by Seller’s customers, and Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.17 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for Seller (containing applicable guaranty, warranty, and indemnity provisions) and a list of all product warranty claims received by Seller.

         4.18.     Product Liability.

        Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

         4.19.     Employees.

        To the Knowledge of Seller and the directors and officers (and employees with responsibility for employment matters) of Seller, no executive, key employee, or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. None of the Seller’s Shareholders and the directors and officers (and employees with responsibility for employment matters) of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

         4.20.     Environmental, Health, and Safety Matters.

         (a)     Seller and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

         (b)     Without limiting the generality of the foregoing, each of Seller and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Section 4.20 of the Disclosure Schedule.

         (c)     Neither Seller nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         (d)     None of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         (e)     Neither Seller nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Massachusetts General Laws, Chapter 21E, as amended, and the regulations thereunder, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

         (f)     Neither this Agreement nor the consummation of the transactions contemplated hereunder will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any Environmental, Health, and Safety Requirements.

         (g)     Neither Seller nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         (h)     No facts, events or conditions relating to the past or present facilities, properties or operations of Seller or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         4.21.     Certain Business Relationships With Seller.

        Except as set forth in Schedule 4.21 of the Disclosure Schedule, none of Seller’s stockholders has been involved in any business arrangement or relationship with Seller within the past 12 months, and none of Seller’s stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of Seller.

         4.22.     Absence of Specified Changes.

        Except as set forth in Schedule 4.22 of the Disclosure Schedule, since December 31, 2003, there has not been (i) any Material Adverse Effect; (ii) any sale or other disposition of any of the Seller’s assets other than sales or dispositions made in the Ordinary Course; (iii) any entry by Seller into any material commitment or transaction other than those commitments and transactions entered into in the Ordinary Course, or those contemplated by this Agreement; (iv) any release or waiver of any material right or claim of Seller with respect to any of the Acquired Assets or its business; or (v) any imposition of a Lien or other encumbrance on any of the Acquired Assets.

         4.23.     Customers and Suppliers.

        Seller has no Knowledge that any of the ten largest customers or suppliers of Seller intends to discontinue or substantially reduce the size or number of transactions it consummates with the Seller prior to Closing or will consummate with Buyer upon the consummation of the transactions contemplated herein.

         4.24.     Consents and Approvals of Governmental Authorities and Others.

        Except as set forth in Section 4.24 of the Disclosure Schedule, no Approval of, or notice to, any domestic or, to the best of Seller’s knowledge, foreign Governmental Authority or any other Person is required of Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

         4.25.     Compliance With Law; Necessary Authorizations.

         (a)     Seller has, except as set forth in Section 4.25(a) of the Disclosure Schedule, in all material respects duly complied and is presently in all material respects duly complying with all applicable Laws, Approvals, judgments and decrees of all federal, state, local or, to the best of Seller’s knowledge, foreign Governmental Authorities in each case, where the failure to comply would result in a Material Adverse Effect.

         (b)     Seller has duly obtained all material Approvals necessary for the conduct of its business as conducted on or before the date hereof; each of the foregoing is set forth in Section 4.25(b) of the Disclosure Schedule and is in full force and effect; with respect to the Approvals that are to be transferred to Buyer, to the best of Seller’s knowledge, there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or modification of any thereof and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

         4.26.     Disclosure.

        The representations and warranties contained in this Section 4 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.     Representations and Warranties of Buyer.

        Buyer represents and warrants to Seller as follows:

        5.1.     Organization.

        Buyer is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts. Buyer has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as and in the places where such business is now conducted and where such properties and assets are now owned, leased or operated.

         5.2.     Authorization.

        Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all necessary action required by Law, Buyer’s Articles of Organization, as amended, by-laws, as amended, or otherwise to be taken by Buyer to authorize Buyer’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and each of the agreements contemplated hereby has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of and upon Buyer enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditor’s rights, and (b) general principles of equity.

         5.3.     No Violation.

        Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will violate any provision of the Articles of Organization or by-laws of Buyer, or be in conflict with, or give rise to a right to accelerate any obligation under, any agreement or instrument to which Buyer is a party or by which its assets are bound or affected, or violate any Law of any domestic or foreign Governmental Authority applicable to Buyer.

         5.4.     Brokers and Finders.

        No Person has been authorized by Buyer, or by anyone acting on behalf of Buyer, or any of its officers, partners, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such a manner as to give rise to any valid claim against Seller or Buyer for any broker’s or finder’s fee or commission or similar type of compensation and Buyer shall hold Seller harmless from any breech of this representation. Buyer shall be solely responsible for paying any broker’s, or finder’s fee or commission or similar type of compensation arising out of the transactions contemplated by this Agreement.

         5.5.     Consents and Approvals of Governmental Authorities and Others.

        No Approval of, or notice to, any domestic or, to the best of Buyer’s knowledge, foreign Governmental Authority or any other Person is required of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

6.     Representations of ART.

        ART represents and warrants to Seller as follows:

         6.1.     Organization of ART.

        ART is duly organized and validly existing in good standing under the laws of the State of Delaware. ART has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted.

         6.2.     Non-Contravention.

        The issuance and sale of the Arrhythmia Shares to be delivered by Seller hereunder, and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, any material agreement or instrument to which ART is a party or by which it is bound or the Certificate of Incorporation, as amended (the “Charter”) or the by-laws, as amended, of ART nor result in the creation or imposition of any Lien upon any of the material properties or assets of ART or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which ART is a party or by which ART is bound or to which any of the property or assets of ART is subject, nor conflict with, or result in a violation of, any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to ART. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States, other than with respect to “blue sky” laws, is required for the valid issuance and delivery of the Arrhythmia Shares to be delivered pursuant to this Agreement (other than such as have been made or obtained or will be made or obtained within the period required by Law).

         6.3.     Capitalization.

          As of the date hereof, the authorized capital stock of ART consists of 10,000,000 shares of common stock, $.01 par value, of which, as of February 13, 2004, 2,629,573 shares were issued and outstanding and 2,000,000 shares of preferred stock, $1.00 par value, of which no shares are issued and outstanding. ART has not issued any capital stock since that date other than shares of common stock issued upon exercise of outstanding options or warrants. The Arrhythmia Shares have been duly authorized, and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         6.4.     Legal Proceedings.

        Except as disclosed in ART’s SEC Filing, there is no material legal or governmental proceeding pending or, to the knowledge of ART, threatened or contemplated to which ART is or may be a party or of which the business or property of ART is or may be subject.

         6.5.     No Violations.

        ART is not in violation of its charter or by-laws, in violation of any Law applicable to ART, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition ART, or is in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which ART is a party or by which ART is bound or by which the properties of ART are bound or affected, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition of ART.

         6.6.     Financial Statements.

        The financial statements of ART and the related notes contained in ART’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (the “SEC Filing”), present fairly the financial position of ART, as of the date thereof, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified and are true, correct and complete in all respects.

         6.7.     No Material Adverse Change.

        Subsequent to the respective dates as of which information is given in the SEC Filing, ART has not incurred any material liabilities or obligations, other than in the Ordinary Course, and there has not been any material adverse change in its financial condition.

         6.8.     Additional Information.

         (a)     ART has filed in a timely manner all documents that ART was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the 12 months preceding the date of this Agreement; and

         (b)     The following documents complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein was true and correct in all material respects as of the date of such documents, and each of the following documents as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:

                   (i)     ART’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003; and

                   (ii)     all other documents, if any, filed by ART with the Securities and Exchange Commission since the filing of the Annual Report on Form 10-KSB pursuant to the reporting requirements of the Exchange Act.

7.     Covenants Prior to Closing.

         7.1.     Seller’s Covenants.

        Seller hereby covenants that, except as otherwise consented to in writing by Buyer, from and after the date hereof until the Closing or the earlier termination of this Agreement:

         (a)     Conduct of Business. Seller shall carry on its business in the Ordinary Course and in the same manner as heretofore conducted. Seller will use commercially reasonable efforts consistent with past practice to preserve the business and continue business relationships with suppliers, customers and others having business relations with Seller.

         (b)     Employment Arrangements. After the date of this Agreement, Seller shall not (i) enter into any agreements of employment; or (ii) materially increase the compensation paid to employees of Seller other than in the Ordinary Course.

         (c)     Cooperation. Seller shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as practicable in accordance with the terms and conditions hereof.

         (d)     No Negotiations. Neither Seller nor any of its Representatives, shall, directly or indirectly, in any way solicit, contact, initiate, enter into or conduct any discussions or negotiations, furnish any information with respect to, or enter into any agreements, whether written or oral, with any Person, or facilitate in any manner any effort by any Person to do any of the foregoing with respect to the sale of all or any portion of the Acquired Assets other than the sale of Inventory or obsolete Equipment in the Ordinary Course or the sale of excess Equipment in the Ordinary Course with Buyer’s consent.

         (e)     Consents. Seller shall promptly apply for, and shall use Seller’s best efforts to obtain, all Approvals necessary for Seller to consummate the transactions contemplated by this Agreement.

         7.2.     Buyer’s Covenants.

        Buyer hereby covenants that, except as otherwise consented to in writing by Seller, from and after the date hereof until the Closing or the earlier termination of this Agreement:

         (a)     Cooperation. Buyer shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as practicable in accordance with the terms and conditions hereof.

         (b)     Disclosure Regarding Buyer. Buyer shall, upon reasonable request, provide Seller with such information and documentation concerning Buyer and ART as may be reasonably necessary for Seller to verify performance of and compliance with the representations, warranties, covenants and conditions of Buyer contained herein.

         7.3.     Risk of Loss.

        Prior to the Closing, the risk of loss or damage to, or destruction of, any or all of the business or any or all of the Acquired Assets shall remain with Seller.

         7.4.     Buyer’s Access to Facility and Information.

        Seller hereby acknowledges that Buyer and its Representatives (collectively, the “Purchaser Group”) may continue their due diligence investigation of the business, operations and affairs of Seller through and until the Closing. Seller and its Representatives shall cooperate with such investigation. Prior to the Closing, Buyer and its Representatives shall have full access to all premises, property, personnel, books, records, contracts and documents of Seller upon prior notice. Seller shall furnish or cause to be furnished to the Purchaser Group all data and information that may reasonably be requested. Further, Seller shall assist Purchaser Group in contacting and communicating with the Representatives of Seller and Seller’s customers and suppliers and the lessor under the Shrewsbury Lease.

8.     Conditions to Closing.

         8.1.     Conditions to Seller’s Obligations to Close.

        The obligation of Seller to consummate and effect the sale of the Acquired Assets pursuant to this Agreement shall be subject to the following conditions, unless waived by Seller:

         (a)     Buyer shall have performed in all material respects all agreements, acts and covenants, and shall have satisfied in all material respects all conditions and obligations, required by this Agreement to be performed or satisfied by Buyer at or prior to the Closing, including making the deliveries required by Section 9.3.

         (b)     All of the representations and warranties of Buyer and ART herein shall have been true and correct in all material respects on and as of the Closing Date as though made on, as of, and with reference to such date and Seller shall have received a certificate from each of Buyer and ART dated the Closing Date to such effect signed by a duly authorized representative of Buyer and ART.

         (c)     Buyer shall have entered into employment agreements with each of Claire B. Beauregard, Carl R. Beauregard and Wayne E. Bugley in substantially the form set forth in Exhibit B, which agreements shall be in full force and effect immediately after the Closing.

         (d)     There shall be no injunction or restraining order prohibiting consummation of the transactions contemplated hereunder or any pending or threatened court action or proceeding challenging the consummation of the transaction seeking to restrain the transaction or asserting its illegality.

         8.2.     Conditions to Buyer’s Obligation to Close.

        The obligation of Buyer to consummate and effect the purchase of the Acquired Assets pursuant to this Agreement shall be subject to the following conditions, unless waived by Buyer:

         (a)     Seller shall have performed in all material respects all agreements, acts and covenants, and shall have satisfied, in all material respects, all conditions and obligations, required by this Agreement to be performed or satisfied by Seller at or prior to the Closing, including making the deliveries required by Section 9.2.

         (b)     All representations and warranties of Seller herein shall have been true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such date and Buyer shall have received a certificate of Seller dated the Closing Date to such effect signed by a duly authorized officer of Seller.

         (c)     All Approvals required to be obtained by Seller in connection with the sale of the Acquired Assets, including consents from the Lessor to the assumption and amendment of the term of the Shrewsbury Lease, shall have been obtained.

         (d)     All necessary actions shall have been taken to duly and validly assign to Buyer, all Seller’s right, title and interest in any and all trademarks, service marks, trade names, copyrights, and patents and pending patent, trademark, service mark and copyright applications.

         (e)     Buyer shall have entered into employment agreements with each of Claire B. Beauregard, Carl R. Beauregard and Wayne E. Bugley in substantially the form set forth in Exhibit B, which agreements shall be in full force and effect immediately after the Closing.

         (f)     There shall be no injunction or restraining order prohibiting consummation of the transaction or any pending or threatened court action or proceeding challenging the consummation of the transaction seeking to restrain the transaction or asserting its illegality.

         (g)     Seller shall have executed and delivered to Buyer all documents necessary to convey effectively title to the Acquired Assets to Buyer as contemplated by this Agreement.

         (h)     Seller shall have executed and delivered to Buyer all documents necessary to amend its Articles of Organization to change the name of Seller to a name which is reasonably satisfactory to Buyer and which is not similar to Seller’s existing corporate name, the rights to which are being transferred hereunder.

         (i)     Buyer shall have obtained approval of its board of directors and the board of directors of ART to the transactions contemplated hereunder.

9.     Closing.

         9.1.     Closing and Closing Date.

        The delivery of title to the Acquired Assets and payment of the consideration in the manner contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. local time on May 7, 2004; or at such other time and date as may be mutually agreed upon by the parties (the “Closing Date”), at the offices of Bowditch & Dewey LLP (or at such other place as may be mutually agreed upon by the parties).

         9.2.     Seller’s Closing Documents.

        At the Closing, Seller will deliver to Buyer, in form and substance reasonably satisfactory to Buyer, (a) all consents and certificates required to be obtained prior to the Closing under the Assigned Contracts; and (b) appropriate documents to effect or evidence the sale, conveyance, assignment and transfer to Buyer of the Acquired Assets as contemplated hereby and necessary to place Buyer in full possession and enjoyment of all Acquired Assets as contemplated hereby, including the following:

         (a)     a Bill of Sale, in the form attached hereto as Exhibit A, and such other instruments of transfer as shall be necessary or reasonably desirable to vest in Buyer all of Seller’s right, title and interest in and to all Acquired Assets, including the Assigned Contracts, Intellectual Property, Equipment, Personal Property Leases, Shrewsbury Lease and other intangible property of the Seller to be sold or transferred to Buyer hereunder;

         (b)     duly issued and valid titles to the Motor Vehicles, duly transferred to Buyer;

         (c)     documents of assignment and assumption of intellectual property rights;

         (d)     copies of resolutions of the board of directors and shareholders of Seller authorizing the execution and delivery of, and performance of Seller’s obligations under this Agreement, certified by the Secretary or an Assistant Secretary of Seller;

         (e)     an opinion, addressed to Buyer and dated the Closing Date of counsel to Seller, in form and substance reasonably satisfactory to Buyer and such counsel, to the effect that:

                  (i)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation;

                  (ii)    Seller has requisite corporate power and authority to Transfer the Acquired Assets to Buyer as provided for in this Agreement and to execute, deliver and perform this Agreement and each of the other agreements delivered pursuant to this Agreement to which it is a party (the “Seller Agreements”) on the terms and conditions herein or therein provided; and

                  (iii)    This Agreement and each of the Seller Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other Laws of general applicability relating to or affecting creditors’ rights and general equity principles;

         (f)     evidence of any Approval of any Person necessary in connection with this Agreement, including, without limitation, that contemplated in Section 8.2(c) hereof;

         (g)     an Assignment and Assumption Agreement, in the form attached hereto as Exhibit C, executed by Seller;

         (h)     an Intellectual Property Assignment and Assignment of Internet Domain Name, each in the form attached hereto as Exhibit D, each executed by Seller;

         (i)     Articles of Amendment changing the corporate name of Seller;

         (j)     a written release of Seller, Buyer, and ART, in a form satisfactory to Buyer and ART, with respect to each Action set forth in Section 4.16 of the Disclosure Schedule; and

         (k)     such other documents as Buyer shall reasonably request.

         9.3.     Buyer’s Closing Documents.

      At the Closing, Buyer will:

         (a)     Deliver to Seller the consideration described under Section 3;

         (b)     Duly and validly execute and deliver an Assignment and Assumption Agreement, in the form attached hereto as Exhibit C, under which Buyer shall undertake to pay and fully discharge all Assumed Obligations;

         (c)     Deliver to Seller copies of the resolutions of the board of directors of Buyer authorizing the execution and delivery, and performance of Buyer’s obligations under this Agreement, certified by the Secretary or an Assistant Secretary of Buyer;

         (d)     Deliver to Seller copies of the resolutions of the board of directors of ART authorizing the issuance and delivery of the Arrhythmia Shares hereunder;

         (e)     Deliver to Seller, a written opinion of Bowditch & Dewey, LLP, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and such counsel, to the effect that:

                  (i)    Buyer is a corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation; and

                  (ii)    Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the other agreements delivered pursuant to this Agreement to which it is a party (the “Buyer Agreements”) in accordance with its terms; and

                  (iii)    this Agreement and each of the Buyer Agreements have been duly and validly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and general principles of Law and equity; and

         (f)     Deliver to Seller such other documents as Seller shall reasonably request.

10.     Post-Closing Covenants.

         10.1.     Consummation of Transactions: Further Assurances.

         (a)     Subject to the other provisions of this Agreement, each of the parties agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by it hereunder and to take or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

         (b)     In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the appropriate party will take all such reasonable actions, including the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise, to complete or perfect the transactions contemplated hereby. After the Closing, each of Buyer and Seller shall cooperate fully with the other and shall make available to the other and to any taxing authority all information, records or documents in its possession which are reasonably requested in connection with the preparation of any tax returns or in connection with any tax Liability of Seller for any period prior to or following the Closing, and otherwise shall cooperate in connection with all matters, including litigation and personnel matters, involved in the transfer of the Acquired Assets from Seller to Buyer.

         (c)     Buyer and Seller shall cooperate with each other in filing any necessary applications, reports or other documents with any Governmental Authorities (including federal, state or local taxing authorities as to the allocation of the Purchase Price to the Acquired Assets) having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking any necessary consultation with, and favorable action by, any such Governmental Authorities.

         10.2.     Payments Due to Other Party.

        Seller and Buyer agree that if subsequent to the Closing Date either of them shall receive any payment due to the other, each shall promptly remit the same to the other.

11.     Survival of Representations and Warranties; Indemnification.

         11.1.     Survival of Representations and Warranties.

        All representations and warranties contained in this Agreement shall survive the Closing for a period of three years after the Closing Date. No investigation made by any of the parties hereto (whether prior to, on, or after the Closing) shall in any way limit the representations and warranties of any other party.

         11.2.     Indemnification by Buyer.

        Buyer agrees to indemnify, defend and hold harmless Seller from, against and in respect of any or all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, actions, damages, expenses, deficiencies or other charges (collectively “Losses”), asserted against, imposed upon or incurred by Seller, directly arising out of (i) the breach of any of the representations, warranties or covenants of Buyer made in or pursuant to this Agreement during the survival period set forth in Section 11.1, or (ii) ownership of the Acquired Assets following the Closing.

         11.3.     Indemnification by Seller.

        Seller agrees to indemnify, defend and hold harmless Buyer from, against and in respect of any and all Losses asserted against, imposed upon or incurred by Buyer, directly arising out of the breach of any of the representations, warranties or covenants of Seller made in or pursuant to this Agreement during the survival period set forth in Section 11.1.

         11.4.     Indemnification Procedure.

         (a)     A party agreeing to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party claiming indemnity is referred to as the “Indemnified Party.”

         (b)     Whenever any claim or threatened claim shall arise for which indemnification may be sought hereunder, the Indemnified Party shall notify the Indemnifying Party in writing promptly after the Indemnified Party has actual knowledge of such claims and the acts constituting the basis for such claim or threatened claim (the “Notice of Claim”), provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which the Indemnifying Party may have to the Indemnified Party otherwise than under this Section 11, or from any Liability under this Section 11 except to the extent and solely to the extent that the Indemnifying Party is prejudiced as a result of the failure to give such notice promptly. The Notice of Claim shall specify all material facts known to the Indemnified Party giving rise to such indemnification claim and the amount or an estimate of the amount of the Liability arising therefrom.

         (c)     If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any Person against the Indemnified Party, the Indemnifying Party shall be entitled to assume control of the defense of any Action (without prejudice to the right of the Indemnified Party to participate at its expense through counsel of its choice) to contest, defend, compromise or settle (without imposing any Liability or obligation on the Indemnified Party) such claim at the Indemnifying Party’s expense and through counsel of its choice, so long as the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) days after receipt of the Notice of Claim of its intention to do so. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

         (d)     No tax effect of any claim (such as a loss or damage for which indemnification is sought may be tax deductible or Seller’s payment to Buyer therefor may be income to Buyer or vice versa) shall be given consideration in determining the Indemnified Party’s loss or damage in respect of which any claim for indemnification may be made under this Agreement.

         (e)     In the event of payment by an Indemnifying Party to the Indemnified Party as contemplated in this Section 11 the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event giving rise to the claim for which the Indemnifying Party shall have made payment to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any such subrogated right or claim.

         11.5.     Remedies Cumulative.

        The remedies of the parties set forth in this Agreement shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party.

         11.6.     Successors.

        The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the Indemnifying Party shall not affect in any manner the obligations of the Indemnifying Party pursuant to this Section 11 or any other term or provision of this Agreement, and the Indemnifying Party covenants and agrees to make adequate provision for its Liabilities and obligations hereunder in the event of any such transaction.

12. Miscellaneous Provisions.

         12.1.     Public Announcements.

        Except as required by applicable Law, judicial order or stock exchange rule, none of the parties hereto, any of their respective Affiliates, successors or assigns, or any of the Representatives of any of them shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party or parties hereto, which consent shall not be unreasonably withheld or delayed. Neither party hereto nor any of its Representatives will, without the prior written consent of the other party, disclose to any other Person any information that has been made available in connection with this Agreement (other than information which has been published or made publicly available other than by unauthorized disclosure of a party).

         12.2.     Dispute Resolution.

        Buyer and Seller agree to submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of such arbitration, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issue or accounting presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (1) person mutually acceptable to Buyer and Seller, provided that if the parties cannot agree on an arbitrator within fifteen (15) days of filing a notice of arbitration, the arbitration panel shall consist of three (3) persons, one selected by the Buyer, one selected by Seller and one selected by the arbitrators so selected by the parties hereto, or if the parties hereto cannot agree, selected by the manager of the principal office of the American Arbitration Association in Boston, Massachusetts. All fees and expenses of the arbitration, including a transcript, if either party requests, shall be borne equally by the parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either Buyer or Seller pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

         12.3.     Construction.

        Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, references to the singular include the plural, references to any gender include the other genders, the terms “include” or “including” are not limiting and has the respective inclusive meaning represented by the phrases “include without limitation” and “including without limitation;” and the term “or” has the inclusive meaning represented by the phrase “and/or.” The terms “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All Section, clause, Exhibit and Schedule references herein are to this Agreement unless otherwise specified.

         12.4.     Amendment.

        Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party or parties granting such waiver), provided, that prior to or at the Closing any party hereto shall be entitled to amend any Section of the Disclosure Schedule prepared by such party, provided, further, however, the entitlement to make such amendments shall not affect the requirement that the conditions set forth in Section 8 be satisfied prior to the Closing.

         12.5.     Waiver of Compliance.

        Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         12.6.     Expenses.

        Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their own respective counsel, accountants and other experts, and each shall pay all other expenses it incurs incident to the negotiation, preparation, execution and consummation of this Agreement. The provisions of this Section 12.6 shall survive any termination of this Agreement.

         12.7.     Notices.

        All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand; (ii) three days after mailing, if mailed by express, certified or registered mail, with postage prepaid, in the continental United States; (iii) if sent by a nationally recognized overnight courier service that regularly maintains records of items picked up and delivered, one day after delivery to such courier; or (iv) when transmitted if transmitted by telecopy only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by telecopy outside of normal business hours, with confirmation of successful transmission received by the sender;

If to Seller:	Shrewsbury Molders, Inc.
697 Hartford Turnpike
Shrewsbury, MA 01545

with a copy to:	Donald R. Coblentz, Esquire
446 Main Street
Worcester, MA 01608

or to such other Person or address as Seller shall furnish to Buyer in writing.

If to Buyer or ART:	Arrhythmia Research Technology, Inc.
Micron Products, Inc.
25 Sawyer Passway
Fitchburg, MA 01420

with a copy to:	Jane V. Hawkes, Esquire
Bowditch & Dewey, LLP
311 Main Street
Worcester, MA 01615

or to such other Person or address as Buyer shall furnish to Seller in writing.

         12.8.     Binding Effect; Assignment.

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or assignable by any of the parties hereto without the prior written consent of the other party.

         12.9.     Governing Law.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its principles of conflict or choice of law.

         12.10.     Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

         12.11.     Headings.

        The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part or affect in any way the meaning or interpretation of this Agreement.

         12.12.     Entire Agreement.

         (a)     This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any officer, director or Affiliate of any party hereto.

         (b)     All Exhibits attached hereto, the Disclosure Schedule, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms “this Agreement,” “hereunder,” “herein,” “hereby” or “hereto” shall be deemed to refer to this Agreement and to all such writings.

         12.13.     Third Parties.

        Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto, and their respective Affiliates, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         12.14.     Severability.

        The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, and, if any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed to most closely effectuate the intentions of the parties and to be valid.

         12.15.     Termination.

         (a)     This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

         (b)     If at any time prior to the Closing any party hereto is not diligently using its commercially reasonable efforts to consummate the transactions contemplated hereby, the other parties hereto shall provide the non-diligent party with written notice of such non-diligence or absence of commercially reasonable efforts. If within ten (10) calendar days of the date of such notice the non-diligent party has not begun diligently to use its commercially reasonable efforts to consummate the transactions contemplated hereby, the party providing the notice pursuant to this Section 12.15(b) shall have the right to terminate this Agreement. The preceding sentence to the contrary notwithstanding, the third notice to any party under this Section 12.15(b) may contain a notice of immediate termination which shall not have any cure period. If Buyer or Seller terminates this Agreement pursuant to this Section 12.15(b), Seller shall release Buyer, and Buyer shall release Seller, from all obligations, claims and other responsibilities pursuant to this Agreement.

         (c)     If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) no information received by any party hereto with respect to the business of the other party or their affiliated companies (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed or available as public information with any Governmental Authority) shall at any time be used for the advantage of, or disclosed to third parties, by such party for any reason whatsoever; and (iii) no party shall have any Liability or further obligation to any other party to this Agreement except as provided by this Section 12.15.

THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto here executed, or caused to be executed, this Agreement on the date first written above.

SHREWSBURY MOLDERS, INC. formerly known as NEW ENGLAND MOLDERS, INC.

By: __________________________________
Name:
Title:

MICRON PRODUCTS INC

By: __________________________________
James E. Rouse, Its President

By: __________________________________
David A. Garrison, Its Treasurer

ARRHYTHMIA RESEARCH TECHNOLOGY, INC

By: __________________________________
Name:
Title:

By: __________________________________
James E. Rouse, Its President

By: __________________________________
David A. Garrison, Its Treasurer

Exhibit A

Form of Bill of Sale

Exhibit B

Form of Employment Agreements

Exhibit C

Form of Assignment and Assumption Agreement

Exhibit D

Form of Intellectual Property Assignment

and

Form of Assignment of Internet Domain Name